Exhibit 99.1

Agricon Global Corporation (formerly BayHill Capital Corporation) Announces COMPLETION OF MERGER WITH CANOLA PROPERTY GHANA LIMITED

Agricon Global Corporation (“Agricon”, formerly BayHill Capital Corporation, OTC Bulletin Board: BYHL) announced today the completion of its acquisition of Canola Property Ghana Limited (“CPGL”) effective March 31, 2012. This project enables Agricon to pursue its objective of engaging in large-scale crop farming in Ghana. The transaction will be accounted for as a reverse merger with CPGL as the surviving company and remaining as a wholly owned subsidiary of the Company. The new shareholders from the CPGL transaction will own about 66% of the Company in the form of 12,000,000 shares of newly issued, restricted common stock issued under the Stock Exchange Agreement. The Company recently changed its name from BayHill to Agricon to reflect this new focus and the Company will soon apply for a new trading symbol.

Agricon announced further that it has received cash of $500,000 and subscriptions for $110,000 toward its continuing private placement of up to 2 million shares for a total of $1,000,000.

The Company reported that it expects to file a form 8-K, commonly called a “super 8-K,” to report all details of the acquisition and the new company later this week. The Company believes that the acquisition and filing will end the period of “shell company” status under SEC regulations because the Company is now an operating company.

The former and short-term CEO and board member, Peter Brincker Moller, has left the Company effective on completion of the CPGL acquisition. Agricon is informed that he will continue his affiliation with one of Agricon’s largest shareholders. Bob Bench will continue to serve as president and CFO and the Company is considering other candidates for the CEO position and for service on the Company’s Board.

Bob Bench said “We are very appreciative of the shareholders of CPGL for their years of work in making this opportunity available to Agricon. We are also pleased that Global Green Capacity Ltd. CEO Torben Soerensen, who has worked endlessly to make this project happen, will continue to fill the position as one of the director of CPGL.”

About Agricon Global Corporation

Agricon is a smaller reporting public company, and prior to its merger with CPGL was considered a “shell company” for SEC reporting purposes. Agricon has been actively seeking to merge with or acquire one or more private companies to create a foundation to grow and expand.

About CPGL

CPGL, a registered Ghana company, is based in Ghana West Africa and is pursuing a 50 year agricultural lease of 8,000 hectares (approximately 20,000 acres) of farm land, upon which they intend to cultivate rotational crops of sunflower, maize, corn and soya, and eventually canola to produce low cholesterol cooking oil with byproducts like protein pellets for animal and fish feed and bio pellets for district heating and electricity generation. CPGL plans to acquire additional properties to increase its agricultural position in the future.

PacificWave Partners is acting as financial advisor to Agricon.

Forward-Looking Statements

Statements about the effects of the merger, and all other statements in this press release other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters; and the risks that are described from time to time in Agricon’s reports filed with the SEC, including its Annual Report on Form 10–K for the year ended June 30, 2011. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@bayhillcapital.com
bbench@bayhillcapital.com